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                                                                   EXHIBIT 10.24


                               SECOND AMENDMENT
                                      TO
                        NEWPORT NEWS SHIPBUILDING INC.
                          DEFERRED COMPENSATION PLAN


     The Newport News Shipbuilding Inc. Deferred Compensation Plan is hereby amended, effective September 1, 1999, in the following respects:

     1.   Section 5.05 is amended to read as follows:

             5.05 Deferral Period. Coincident with each election to contribute, a Participant shall elect a deferral period applicable to Annual Earnings Deferrals, Annual Incentive Deferrals, Stock Grant Deferrals, and any related Company Match. The deferral period shall be at least two years and shall not continue beyond the last day of the calendar year in which the Participant attains age sixty-five (65).


     2.   Article V is amended by adding a new Section 5.07, to read as follows:

             5.07 Stock Grant Deferrals: The cash equivalent value of performance share awards issued to and earned by Participants shall be eligible for deferral under this Plan. Prior to October 1 of the year preceding the year in which the performance shares are scheduled to vest, each Participant must make a written election to reduce the cash equivalent of those shares by a percentage thereof or by a flat dollar amount and to have such amounts contributed to his Deferred Compensation Account.

                   Such election shall be made on a form provided by the Plan Administrator, and must be returned to the Plan Administrator prior to the applicable October 1. Such election form shall state the percentage or amount by which the Participant desires to reduce the cash equivalent of his performance shares. If the amount of the reduction is expressed as a percentage such percentage must be in whole numbers in increments of ten percent (10%), not less than ten percent (10%), and not more than one hundred percent (100%). If the amount of the reduction is expressed as a flat dollar amount, such amount must be at least $1,000 and an even multiple of one thousand dollars ($1,000) and may not exceed the cash equivalent value of the Participant's earned performance shares, as valued on the closing price of such shares on the New York Stock Exchange on the date such shares are scheduled to vest.
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                    The deferral elections described in this section shall not apply to stock options or restricted stock awarded to a Participant, except that restricted stock may be subject to a deferral election if the award has been made in lieu of performance shares and provides for the vesting of such stock upon the attainment of one or more performance goals. The deferral elections described in this section shall be eligible for the Company Match set forth in Section 5.03(b), provided the Participant elects the Newport News Shipbuilding Inc. Stock Index as the Hypothetical Investment Alternative and elects a deferral period of at least three
                    (3) years under Section 5.05 with respect to the deferral.

     IN WITNESS WHEREOF, these amendments are hereby executed this _____ day of November, 1999.


                                        NEWPORT NEWS SHIPBUILDING INC.



                                        By: _______________________________
                                                Senior Vice President



ATTEST:__________________